TURNER FUNDS

                              CLASS I and II SHARES

                 AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

         WHEREAS, Turner Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and the Trust desires to compensate organizations that enter into agreements ("Service Providers") for providing or causing to be provided the services described herein to persons (the "Shareholders") who from time to time beneficially own Class I Shares and/or Class II Shares of any of the Trust's Funds (the "Funds") listed in Exhibit A hereto; and

         WHEREAS, the Trustees of the Trust wish to adopt a plan under which Service Providers will provide or cause to be provided to the holders of Class I Shares and Class II Shares of the Funds some or all of the shareholder services stated in Section 2 hereof; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and the holders of Class I Shares and Class II Shares of such Funds;

         NOW, THEREFORE, the Trustees of the Trust hereby adopt the following Plan.

         Section 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the provision of shareholder services to the holders of Class I Shares and Class II Shares of the Funds.

         Section 2. The Trust will pay Service Providers a fee up to the amount set forth in Exhibit A for shareholder services provided to the holders of Class I Shares and/or Class II Shares of the Funds. Service Providers will provide one or more of the following shareholder services: (i) maintaining accounts relating to Shareholders that invest in Class I Shares and/or Class II Shares; (ii) arranging for bank wires; (iii) responding to Shareholder inquiries relating to the services performed by Service Providers; (iv) responding to inquiries from Shareholders concerning their investment in Class I Shares and/or Class II Shares; (v) assisting Shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Class I Shares and/or Class II Shares;
(vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Shareholders; (viii) processing purchase, exchange and redemption requests from Shareholders and placing orders with the Funds or their service providers; and (ix) processing dividend payments from the Funds on behalf of Shareholders. The Service Providers may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Provider's affiliates and subsidiaries as compensation for such services.

         Section 3. The maximum fee payable to Service Providers pursuant to
Section 2 above with respect to the Class I Shares or Class II Shares of any Fund shall not exceed Twenty-Five basis points (0.25%).

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         Section 4. This Plan shall not take effect with respect to any Fund or
Class of Shares thereof until it has been approved, together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and
(ii) the Qualified Trustees (as defined in Section 10 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

         Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 4 herein for the approval of this Plan.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated with respect to Class I Shares or Class II Shares of any Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class I Shares or Class II Shares of such Fund.

         Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding Class I Shares or Class II Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 9. All material amendments to this Plan shall be approved in the manner provided in Section 4 herein for the approval of this Plan.

         Section 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.



                                                             Dated ___________.



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                                    EXHIBIT A

                 The Turner Funds - Class I and Class II Shares
                            Shareholder Service Fees

Class I Shares                                            Basis Points
--------------                                            ------------
Concentrated Growth Fund...................................Twenty-Five
Emerging Growth Fund.......................................Twenty-Five
Midcap Growth Fund.........................................Twenty-Five
New Enterprise Fund........................................Twenty-Five
Small Cap Growth Fund......................................Twenty-Five

Class II Shares
Midcap Growth Fund.........................................Twenty-Five
Core Growth Fund...........................................Twenty-Five
Small Cap Equity Fund......................................Twenty-Five
Large Cap Growth Fund......................................Twenty-Five
International Core Growth Fund.............................Twenty-Five

Calculation of Fees

Shareholder Service fees are based on a percentage of the Funds' average daily net assets attributable to Class I Shares or Class II Shares, as applicable, of each listed Fund.

Dated: _____________